EXHIBIT 5.1

SPRINGS LAW FIRM PLLC
7437 Willesden Lane
Charlotte, North Carolina 28277
Telephone: (704) 241-9995
Email: vsprings@springslawfirm.com

June 7, 2010

Exmovere Holdings, Inc.
1600 Tysons Boulevard
8th Floor
Mclean, VA 22102

Ladies and Gentlemen:

You have requested our opinion, as counsel for Exmovere Holdings, Inc. a Delaware corporation (the "Company"), in connection with the registration statement on Amendment No. 2 to Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,140,407 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SPRINGS LAW FIRM PLLC

By:	/s/ Venus Y. Springs
SPRINGS LAW FIRM PLLC

Springs Law Firm PLLC
Telephone (704) 241-9995 ● Facsimile: (704) 708-9619 ● email: vsprings@springslawfirm.com